EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of HFS Incorporated (the "Company") on Form S-8 of our report dated February 19, 1996, related to the balance sheet of Century 21 Real Estate of the Mid-Atlantic States, Inc. as of December 31, 1995 and the related statements of income, changes in stockholder's equity and cash flows for the year then ended included in the Company's Current Report of Form 8-K dated April 5, 1996.




s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
June 26, 1996